EXHIBIT 19
WESTLAKE CORPORATION

Insider Trading Policy

Revised and effective as of May 11, 2023

I.PURPOSE & SCOPE
1.0 In the normal course of business, the officers, directors, employees and consultants of Westlake Corporation and its subsidiaries and affiliates (collectively, the “Company”) may come into possession of significant, sensitive information related to the Company, another company with which the Company is conducting business, or a possible transaction between the Company and another company. This policy sets forth the Company’s guidelines for the handling of confidential information (which is further described in detail in Policy Release No. CO.10.005 and in the Code of Conduct) and focuses specifically on confidential information with respect to U.S. federal securities laws related to “insider trading”. Further, the purpose of this policy statement is to:
•    inform persons that are affiliated with the Company of their responsibilities in this area of the law;
•    establish a policy for those persons to follow and maintain confidentiality of information related to the Company and other companies and to prevent misuse of that information; and
•    explain the consequences of violating the law and this policy.
II.POLICY
2.0 U.S. Insider Trading Laws: The Company is a registrant with the Securities and Exchange Commission (“SEC”) and as such is subject to the U.S. federal insider-trading laws. These laws generally prohibit any director, officer, or employee of the Company who possesses material non-public information concerning the Company or another public company from buying or selling securities of the Company or the other company or passing on that information to others, such as friends or family members, who do so. It is the Company’s policy that all people covered under this Policy must refrain from insider trading of the securities of the Company and other public companies in violation of federal law.
2.1 Compliance: All Company officers, directors, employees and consultants must strictly comply with this policy. Moreover, no person should engage in any transaction in which he or she may even appear to be trading while in possession of inside information. Failure to observe this policy may result in serious legal difficulties for the employee, as well as the Company. Persons violating this policy will be subject to disciplinary action, up to and including dismissal from the Company.

2.2 Restrictions on Purchases and Sales: It is the Company’s policy that if you possess material non-public information concerning the Company or another company, neither you nor your spouse, minor children, or other adults living in your household, nor any family members who do not live in your household but whose transactions in securities of the Company or another company are directed by you or subject to your influence or control, nor any entity controlled by you, may (i) buy or sell securities of the Company or such other company (or options on such securities) or (ii) pass on such information to others. “Securities” includes all securities as may be issued by the Company or such other company from time to time, including common stock, options to purchase common stock, preferred stock, warrants or securities convertible into, or derivatives of, any of the foregoing, whether or not issued by the Company, such as exchange traded options.
The policy continues to apply to your transactions in securities even after you have terminated employment or ceased acting as a director. If you are in possession of material non-public information when your employment or directorship terminates, you may not trade in covered securities until that information has become public or is no longer material.
2.3 Policy on Maintaining Confidentiality: All officers, directors, employees and consultants should avoid communicating non-public company information to any person (including family members and friends) unless the person has a need to know the information for an appropriate business-related reason. This policy applies without regard to the materiality of the information. Consistent with the foregoing, officers, directors, employees and consultants should be discreet with non-public information and refrain from discussing it in public places where it can be overheard, such as elevators, restaurants, and on public transportation. To avoid even the appearance of impropriety, you should at all times refrain from providing advice or making recommendations regarding the purchase or sale of the Company’s securities or the securities of other companies of which you have knowledge as a result of employment or association with the Company. If an officer, director, or employee communicates information that someone else uses to trade illegally in securities, the legal penalties described in this policy are applicable, whether or not any personal benefit was derived from the illegal trading.

2.4 Rule 10b5-1 Trading Plans: The Company requires that all trading plans adopted under Rule 10b5-1 of the Securities Exchange Act of 1934 (“Rule 10b5-1”) by an officer, employee or director be approved in writing by the Legal Department in advance of such adoption or amendment. A Rule 10b5-1 trading plan must be in writing and specify (including by formula) the amounts of, dates of, and prices at which the securities are to be traded or delegate discretion on those matters to an independent third party. A Rule 10b5-1 trading plan may not be adopted when the officer, employee or director is in possession of material nonpublic information about the Company. An officer, employee or director who wishes to enter into a Rule 10b5-1 trading plan must submit a written certification to the Legal Department certifying that the plan meets all of the requirements set forth in Rule 10b5-1, that such officer, employee or director is not aware of any material nonpublic information about the Company at such time, and that such officer, employee or director is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions on insider trading.
If such certification is provided and the trading plan meets the requirements of Rule 10b5-1, this policy permit officers, directors, employees and consultants to trade in Company securities regardless of their awareness of material nonpublic information. Once the Rule 10b5-1 trading plan is adopted, the officer, employee or director must not exercise any influence over the number of securities to be traded, the price at which they are to be traded or the date of the trade. If the officer, employee or director modifies or changes the number of securities to be purchased or sold, price or timing of the purchase or sale, or the formula, price or timing of the purchase or sale of securities, it will be deemed under Rule 10b5-1 to be a termination of the Rule 10b5-1 trading plan and the adoption of a new Rule 10b5-1 trading plan. Overlapping Rule 10b5-1 trading plans will not be approved if the overlapping plan does not fit within one of the exceptions specified in Rule 10b5-1.

The first transaction under a Rule 10b5-1 trading plan may not be made until the later of (i) ninety (90) days after the adoption of the Rule 10b5-1 plan and (ii) two business days after the release of the Company’s financial results for the quarter in which the plan was adopted or modified.
2.5 Exception for Tax Withholding Obligations: The surrender of shares to the Company to fulfill tax withholding obligations is not prohibited by this policy.

2.6 Pre-Clearance Procedures: To help prevent inadvertent violations of the U.S. federal securities laws and to avoid even the appearance of trading on inside information, all directors, all officers and certain employees and consultants who are considered most likely to have access to material non-public information (such as certain members of the Accounting Department), as well as their respective family members (as defined above), may not engage in any transaction involving Company securities without first obtaining pre-clearance of the transaction. The directors, officers, employees and consultants who are subject to this pre-clearance procedure will be designated on an “insider trading list” that is updated quarterly. A request for pre-clearance should be submitted to the Total Rewards/Compensation Department at least two days in advance of the proposed transaction. The Company is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.

2.7 Additional Prohibited Transactions: Pursuant to the Stock Ownership, Pledging and Anti-Hedging Policy adopted by the Board of Directors, directors and officers may not sell Company securities short, buy or sell puts or calls or other derivative securities on Company securities, or enter into hedging or monetization transactions or similar arrangements with respect to Company securities. Directors and officers also may not hold Company securities in a margin account or pledge Company securities as collateral for a loan without prior notification to the Legal Department.
III.    RESPONSIBILITIES
3.0 Officers, Directors, Employees and Consultants: Each officer, director, employee or consultant is responsible to ensure his/her individual compliance with this policy and the corresponding law. Officers, directors, employees and consultants are further responsible to report any violations of this policy. They may do so by contacting the Legal Department. The obligations of each director and applicable officer to file Section 16 reports (Forms 3, 4 and 5) and Form 144 are his or her personal obligations (though the Company may opt to file such Section 16 reports on behalf of a director or officer), and the Company is not responsible for his or her failure to accurately and timely file such reports.

3.1 Managers and Executives: Each manager and executive is responsible to ensure that all employees and consultants under his/her charge are made aware of the applicable provisions of this policy and to provide the necessary clarification and instructions to ensure compliance.

3.2 Legal Department: The Legal Department is charged with the administration of this policy to include: monitoring compliance, reviewing and recommending changes, informing and training on the policy and responding to questions of officers, directors, employees and consultants of the Company.
IV.    BLACKOUT PERIODS
4.0 Quarterly Blackout Periods: The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Company securities. Therefore, to avoid even the appearance of trading while aware of material nonpublic information, directors, officers and those employees and consultants designated on the “insider trading list” are prohibited from trading, and will not be pre-cleared to trade in Company securities, during the period beginning on the first business day of the month following the month that includes the 15th business day after the Company’s issuance of its quarterly earnings release and ending after the first full business day following the Company’s issuance of its next quarterly earnings release. From time to time, the General Counsel of the Company may, in consultation with the Chief Financial Officer, reduce, expand or otherwise amend the blackout periods.

4.1 Event-specific Blackout Periods: From time to time, an event may occur that is material to the Company and is known by only a few employees with material non-public information, directors and officers. So long as the event remains material and non-public, employees with material non-public information, directors and officers may not trade in Company securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company securities during an event-specific blackout, the Legal Department may inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Legal Department to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.